================================================================================



                          PURCHASE AND SALE AGREEMENT




                                 BY AND BETWEEN


                     SMITH INTERNATIONAL ACQUISITION CORP.


                                      AND


                            DRESSER INDUSTRIES, INC.


                            _______________________


                         Dated as of February 28, 1994


SECTIONS 11.9 AND 12.8 OF THIS AGREEMENT PROVIDE FOR INDEMNIFICATION FOR NEGLIGENCE IN CERTAIN CIRCUMSTANCES.


================================================================================

                               TABLE OF CONTENTS



                                   ARTICLE I
                               SALE AND PURCHASE

 1.1      Sale and Purchase of the Partnership Interest and the Affiliated Interests  . . . . . . . . .    1
          --------------------------------------------------------------------------
 1.2      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
          -------------------------
 1.3      Cancellation of Bonds and Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
          ------------------------------------



                                                   ARTICLE II
                                                 PURCHASE PRICE

 2.1      Purchase Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
          --------------------------
 2.2      Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
          ----------------------------



                                                   ARTICLE III
                                                   THE CLOSING

 3.1      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
          ------------
 3.2      Proceedings at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
          ----------------------
 3.3      Deliveries by Seller to Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
          ---------------------------------
 3.4      Deliveries by Purchaser to Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
          ---------------------------------



                                                   ARTICLE IV
                                    REPRESENTATIONS AND WARRANTIES OF SELLER

 4.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
          ------------------------------
 4.2      Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
          --------------------------
 4.3      Ownership and Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
          ---------------------------
 4.4      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
          --------
 4.5      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
          --------------------
 4.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
          ----------
 4.7      Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
          -------------------
 4.8      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
          -----------------
 4.9      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          -------
 4.10     Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          -------------------

 4.11     Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          ---------------------
 4.12     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          --------------------------
 4.13     Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          ---------------
 4.14     Inventory Good and Salable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          --------------------------
 4.15     Patents, Trademarks, Copyrights and Other Proprietary Rights  . . . . . . . . . . . . . . . .   11
          ------------------------------------------------------------
 4.16     Partnership Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          ----------------
 4.17     Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          ---------
 4.18     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          ---------
 4.19     Tax Liabilities and Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
          --------------------------
 4.20     Employee Benefit Plans and Arrangements; ERISA. . . . . . . . . . . . . . . . . . . . . . . .   16
          ----------------------------------------------
 4.21     Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
          ---------------
 4.22     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
          ---------
 4.23     Accuracy of Information Furnished . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
          ---------------------------------
 4.24     Illegal or Unauthorized Payments; Political Contributions . . . . . . . . . . . . . . . . . .   20
          ---------------------------------------------------------




                                                    ARTICLE V
                                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

 5.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
          ------------------------------
 5.2      Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
          --------------------------
 5.3      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
          --------
 5.4      Availability of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
          ---------------------
 5.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
          ----------
 5.6      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
          -------



                                                   ARTICLE VI
                                               COVENANTS OF SELLER

 6.1      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          -----------
 6.2      Access to Documents; Opportunity to Ask Questions . . . . . . . . . . . . . . . . . . . . . .   22
          -------------------------------------------------
 6.3      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
          -------------------
 6.4      Consents and Conditions; Assignment of Assets . . . . . . . . . . . . . . . . . . . . . . . .   23
          ---------------------------------------------
 6.5      Notice of Breach or Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          -----------------------------------
 6.6      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          ---------------------
 6.7      Greenway Sub-Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          ------------------
 6.8      Resignations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
          ------------


                                                   ARTICLE VII
                                             COVENANTS OF PURCHASER

  7.1      Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
           -----------
  7.2      Consents and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
           -----------------------



                                                   ARTICLE VIII
                                  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

  8.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           -----------------------------------------
  8.2      No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           --------------
  8.3      Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           ---------------------
  8.4      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           --------
  8.5      Approval Pursuant to Consent Decree . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
           -----------------------------------



                                                    ARTICLE IX
                                   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

  9.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           -----------------------------------------
  9.2      No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           --------------
  9.3      Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           ---------------------
  9.4      Halliburton Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           -------------------



                                                     ARTICLE X
                                              POST-CLOSING COVENANTS

  10.1     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           ------------------
  10.2     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           --------------------
  10.3     No Solicitation of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
           ----------------------------
  10.4     Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
           -------------
  10.5     Financial Statement Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
           -------------------------
  10.6     Tax Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
           ----------
  10.7     Compliance with Consent Decree  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
           ------------------------------
  10.8     Dresser Named Entities, Dresser Held Entities and Dresser Branches. . . . . . . . . . . . . .   27
           ------------------------------------------------------------------
  10.9     Retention of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           --------------------
  10.10    Italian Branch Tax Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           ----------------------------
  10.11    Consents and Conditions; Assignment of Assets . . . . . . . . . . . . . . . . . . . . . . . .   28
           ---------------------------------------------
  10.12    The 75 Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           --------------
  10.13    Indonesian Tax Refund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           ---------------------

                                                    ARTICLE XI
                                        INDEMNIFICATION AND RELATED MATTERS

 11.1     Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
          -------------------------
 11.2     Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
          ----------------------------
 11.3     Determination of Damages and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . .    29
          --------------------------------------------
 11.4     Limitation on Indemnification Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .    29
          -----------------------------------------
 11.5     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .    30
          ------------------------------------------
 11.6     Notice of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
          -------------------------
 11.7     Indemnification Procedure for Third-Person Claims . . . . . . . . . . . . . . . . . . . . . .    30
          -------------------------------------------------
 11.8     Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
          ----------------
 11.9     INDEMNIFICATION OF NEGLIGENCE OF INDEMNITEE . . . . . . . . . . . . . . . . . . . . . . . . .    31
          -------------------------------------------
 11.10    Halliburton Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
          -----------------------



                                                   ARTICLE XII
                                              ENVIRONMENTAL MATTERS

 12.1     Indemnification by Seller for Onsite Liabilities  . . . . . . . . . . . . . . . . . . . . . .    31
          ------------------------------------------------
 12.2     Indemnification by Seller for Offsite Liabilities . . . . . . . . . . . . . . . . . . . . . .    32
          -------------------------------------------------
 12.3     Mining Reclamation Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
          -----------------------------
 12.4     Determination of Damages and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . .    33
          --------------------------------------------
 12.5     Notice of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
          -------------------------
 12.6     Indemnification Procedure for Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . .    33
          ------------------------------------------------
 12.7     Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
          ----------------
 12.8     INDEMNIFICATION OF NEGLIGENCE OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . .    33
          ------------------------------------------
 12.9     Halliburton Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
          -----------------------

                                                  ARTICLE XIII
                                                   TERMINATION

 13.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
          -----------
 13.2     Liabilities After Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
          -----------------------------



                                                   ARTICLE XIV
                                                  MISCELLANEOUS

 14.1     Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
          -------------------
 14.2     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          ----------------
 14.3     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          -------------
 14.4     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          --------------
 14.5     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          --------
 14.6     Table of Contents and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          ------------------------------
 14.7     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
          -------
 14.8     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
          ------------

 14.9     Binding Effect; No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
          -----------------------------
 14.10    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
          ----------
 14.11    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
          ------------
 14.12    Investigation by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
          --------------------------
 14.13    Reduction in Purchase Price Upon Payment of Indemnification Obligation  . . . . . . . . . . .    42
          ----------------------------------------------------------------------

                         List of Exhibits & Schedules
                         ----------------------------

                                   EXHIBITS

Exhibit A                         Assignment and Assumption Agreement
- ---------
Exhibit B                         Opinion of Seller's counsel
- ---------
Exhibit C                         Partnership Agreement
- ---------
Exhibit D                         Organization Agreement
- ---------
Exhibit E                         [INTENTIONALLY OMITTED]
- ---------
Exhibit F                         Greenway Sub-Lease
- ---------
Exhibit G                         [INTENTIONALLY OMITTED]
- ---------
Exhibit H                         Halliburton Consent
- ---------
Exhibit I                         Promissory Note
- ---------
Exhibit J                         Transition Agreement
- ---------

                                  SCHEDULES

Schedule 4.3(b)                   Affiliated Interests
- ---------------
Schedule 4.3(c)                   Subsidiaries
- ---------------
Schedule 4.4                      Consents
- ------------
Schedule 4.6                      Litigation
- ------------
Schedule 4.12                     Absence of Changes
- -------------
Schedule 4.13(a)                  Owned Real Property
- ----------------
Schedule 4.13(b)                  Leased Real Property
- ----------------
Schedule 4.13(c)                  Seller's Assets Used by Partnership
- ----------------
Schedule 4.13(d)                  Title to Personalty
- ----------------
Schedule 4.15(a)                  Proprietary Rights
- ----------------
Schedule 4.15(b)                  Proprietary Rights Leased to Others
- ----------------
Schedule 4.17                     Customers
- -------------
Schedule 4.18                     Contracts
- -------------
Schedule 4.19(e)                  Pending Tax Audits
- ----------------
Schedule 4.19(f)                  Limitations Extensions to Taxing Authorities
- ----------------
Schedule 4.20(a)                  ERISA Plans
- ----------------
Schedule 4.20(k)                  Retired Employee Health Plans
- ----------------
Schedule 8.4                      Consents to Close
- ------------
Schedule 10.8(a)(i)               Dresser Named Entities
- -------------------
Schedule 10.8(a)(ii)              Dresser Held Entities
- --------------------
Schedule 10.8(a)(iii)             Dresser Branch Assets
- ---------------------
Schedule 12.1                     Facilities to be Remediated
- -------------




                            Exhibits and Schedules

                          PURCHASE AND SALE AGREEMENT


         PURCHASE AND SALE AGREEMENT, dated as of February 28, 1994 (this "Agreement"), by and between Smith International Acquisition Corp., a Delaware corporation ("Purchaser"), and Dresser Industries, Inc., a Delaware corporation ("Seller").

         WHEREAS, Seller owns a 64% general partnership interest in M-I Drilling Fluids Company, a Texas general partnership (the "Partnership");

         WHEREAS, in connection with the formation of the Partnership, Seller and Halliburton Company, a Delaware corporation ("Halliburton"), entered into a Partnership Agreement, dated as of December 1, 1986, as amended by Seller and Halliburton in Amendments Number 1, 2 and 3, dated as of January 23, 1987, October 21, 1988 and April 30, 1990, respectively (collectively, the "Partnership Agreement") and an Organization Agreement, by and between Seller and Halliburton, dated as of December 1, 1986 (the "Organization Agreement");

         WHEREAS, Seller owns certain equity interests (the "Affiliated Interests") in affiliated entities (the "Affiliated Entities") as set forth on
Schedule 4.3(b);

         WHEREAS, the Partnership and the Affiliated Entities have been engaged in certain businesses prior to the Closing Date, including without limitation, the businesses of producing and marketing oil field drilling fluids and drilling fluid systems (collectively, the "Business");

         WHEREAS, Seller desires to sell and Purchaser desires to purchase the entire right, title and interest of Seller in the Partnership (the "Partnership Interest") and Seller desires to sell and Purchaser desires to purchase the entire right, title and interest of Seller and its Affiliates in the Business and the Affiliated Entities;

         WHEREAS, in connection with and incident to the purchase and sale of the Partnership Interest and the Affiliated Interests, Seller desires to transfer, or cause to be transferred, and Purchaser desires to assume, or cause to be assumed, certain rights, obligations and liabilities of Seller with respect to the Partnership and the Affiliated Entities; and

         WHEREAS, certain capitalized terms used herein are defined in Section 14.1;

         NOW, THEREFORE, in consideration of the premises and the mutual representations warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, Purchaser and Seller hereby agree as follows:


                                   ARTICLE I
                               SALE AND PURCHASE

         1.1 Sale and Purchase of the Partnership Interest and the Affiliated Interests. Upon the terms and subject to the conditions hereinafter set forth, at the Closing, (a) Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase, acquire and accept from Seller, the Partnership Interest and (b) Seller shall sell or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, free and clear of all Liens, and Purchaser shall purchase, acquire and accept from Seller or Seller's subsidiaries, all of Seller's and its subsidiaries' right, title and interest in and to the Affiliated Entities (regardless of the existence of any consent requirement or right of first refusal with respect to such transfer), including but not limited to the Affiliated Interests, which ownership interests are as set forth on Schedule 4.3(b). In furtherance of the foregoing, and not by way of limitation, at the Closing, Seller shall cause the Partnership Agreement to be amended to reflect Purchaser's acquisition of the Partnership Interest and the substitution of Purchaser for Seller as a partner in the Partnership.

         1.2 Assumption of Liabilities. Subject to the terms and conditions hereof (including, but not limited to, Articles XI and XII) effective as of the Closing, Purchaser shall assume and thereafter pay, perform and discharge the liabilities, obligations, damages and expenses of Seller under the Partnership Agreement and the Organization Agreement; provided, however, that Purchaser shall not assume and Seller covenants that it shall remain liable for the payment or performance of liabilities or obligations, if any, (a) that were required to be paid or performed by Seller or it Affiliates before the Closing pursuant to the terms of the Partnership Agreement and the Organization Agreement, (b) that arise under, or as a result of a breach of,
Section 1.2.1 of the Partnership Agreement or Sections 2.4, 2.9.1, 2.9.2 (the first sentence), 3.2.3(b), 3.2.3(c), 3.3.4, 3.7, 3.9.2, 4.2 or (as to the
period before the Closing) 8.6 of the Organization Agreement, or (c) resulting from or in respect of the pending Indonesian tax disputes relating to PT Dresser Magcobar Indonesia. By virtue of such assumption, Seller hereby covenants that Purchaser shall be entitled to the benefit of, and have the right to enforce all of, Seller's rights or claims under the Partnership Agreement and the Organization Agreement.

         1.3 Cancellation of Bonds and Guarantees. Subsequent to the Closing, to the extent permitted by Law, Seller shall have the right to cancel any bond, guarantee or undertaking by Seller now applicable to the Partnership, its subsidiaries, the Affiliated Entities, or the Business to the extent such is not assigned or transferred to Purchaser pursuant to Section 1.2; provided, however, that Seller shall not cancel any such bond, guarantee or undertaking until Purchaser has replaced, or caused the termination of the requirement for any such, bond, guarantee or undertaking. Purchaser shall replace such bonds, guarantees and undertakings, or cause the requirements therefor to be terminated, as soon as practicable after the Closing. The failure of Seller to cancel any bond, guarantee or undertaking shall not affect the respective rights, obligations, liabilities and indemnifications of Seller by Purchaser under this Agreement.


                                   ARTICLE II
                                 PURCHASE PRICE

         2.1 Purchase Price and Payment. The aggregate purchase price to be paid by Purchaser to Seller for the Partnership Interest, the Affiliated Interests and Seller's or its Affiliates' right, title and interest in the Business shall be $160,000,000 (the "Purchase Price"). At Closing, Purchaser shall pay Seller (a) one-half of the Purchase Price in cash (U.S. dollars) by wire transfer of immediately available funds to the account or accounts designated by Seller, instructions for which wire transfer shall be provided by Seller to Purchaser not less than two business days before Closing; and (b) the other half of the Purchase Price by executing and delivering to Seller the Promissory Note.

         2.2 Allocation of Purchase Price. Purchaser and Seller shall, by letter agreement executed and delivered at the Closing, determine a procedure for allocating the Purchase Price among the Partnership Interest and the Affiliated Interests. Subject to the requirements of any applicable tax law, all tax returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.


                                  ARTICLE III
                                  THE CLOSING

         3.1 Closing Date. The Closing shall take place at the offices of the Partnership, Suite 2100, 3 Greenway Plaza, Houston, Texas, commencing at 10:00 A.M., Houston time, on February 28, 1994, or at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Seller. The date of the Closing is referred to in this Agreement as the "Closing Date."

         3.2     Proceedings at Closing.   All proceedings to be taken, all
payments to be made and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, paid, executed and delivered simultaneously, and no proceedings shall be deemed taken, no payments shall be deemed made nor any documents executed or delivered until all have been taken, paid, executed and delivered.

         3.3 Deliveries by Seller to Purchaser. At the Closing, Seller shall execute (where necessary) and deliver, or shall cause to be executed (where necessary) and delivered, to Purchaser the following:

                 (a) an Assignment and Assumption Agreement with respect to the Partnership Interest and Seller and its Affiliates' right, title and interest in the Business in the form of Exhibit A (the "Assignment and Assumption Agreement");

                 (b) certificates or other instruments representing the Affiliated Interests, in negotiable form and duly endorsed in blank or accompanied by a stock power or other instrument of transfer duly executed in blank;

                 (c) the certificate referred to in Section 8.1(c), signed by a duly authorized officer of Seller;

                 (d)      a receipt for the Purchase Price;

                 (e)      the Halliburton Consent;

                 (f)      the Transition Agreement;

                 (g)      the Resignations;

                 (h)      the Letter Agreement described in Section 2.2;

                 (i)      the Greenway Sub-Lease;

                 (j) the opinion of Seller's legal counsel in substantially the form set forth on Exhibit B; and

                 (k) such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein.

         3.4 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall execute (where necessary) and deliver, or shall cause to be executed (where necessary) and delivered, to Seller the following:

                 (a) immediately available funds in the amount of the cash portion of the Purchase Price as provided in Section 2.1;

                 (b)      the Promissory Note;

                 (c) the certificate referred to in Section 9.1(c), signed by a duly authorized officer of Purchaser;

                 (d)      the Assignment and Assumption Agreement;

                 (e)      the Letter Agreement described in Section 2.2;

                 (f)      the Greenway Sub-Lease; and

                 (g) such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to conduct business as a foreign corporation and is in good standing in the State of Texas and in each other jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect, individually or in the aggregate, on the Business, the Partnership or the ability of Seller to consummate the transactions contemplated hereby. Seller has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         4.2 Authorization of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Seller being collectively referred to herein as the "Seller Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and of Seller Documents has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the execution and delivery by Seller of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will: (i) violate, or result in the breach of, any provision of the certificate of incorporation or bylaws of Seller, (ii) violate, result in the breach or termination of, or constitute a default under any Contract or Order to which Seller is a party or by which it or any of its assets are bound or subject,
(iii) constitute a violation of any Law or Order applicable to Seller, or (iv) result in the creation of any Lien (other than any Lien in favor of Purchaser), other than any such violations or Liens that do not adversely affect the Partnership, the Affiliated Entities, the Business or the current use of the assets of the Partnership or the Affiliated Entities, or title to the Partnership Interests or the Affiliated Interests.

         4.3     Ownership and Capital Stock.

         (a) Seller owns the Partnership Interest free and clear of all Liens and upon transfer and assignment to Purchaser of the Partnership Interest, Purchaser will acquire title to the Partnership Interest, free and clear of any Liens. The Partnership Interest represents a 64% interest in the Partnership.

         (b) Schedule 4.3(b) sets forth a description of the Affiliated Interests, the total amount of outstanding equity interests of each Affiliated Entity, the identity of the owners of such equity interests other than Seller and the percentage ownership of each holder of an equity interest in each Affiliated Entity. Except as set forth on Schedule 4.3(b), all of the Affiliated Interests are duly authorized, validly issued, fully paid and nonassessable, and, in the case of each corporate or similar limited liability entity, with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive rights. Seller or its subsidiaries, is the beneficial and record owner of the Affiliated Interests to be sold to Purchaser pursuant to this Agreement, and upon transfer, assignment and delivery of such Affiliated Interests and payment therefor in accordance with the terms of this Agreement and any Contract pursuant to which the Affiliated Interests are issued, Purchaser will acquire title to the Affiliated Interests, free and clear of any Liens other than Permitted Liens. There are no outstanding securities of the Affiliated Entities convertible into or evidencing the right to purchase or subscribe for any equity interests of the Affiliated Entities, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other Contracts of any character obligating any Affiliated Entity to issue any of its equity interests or any securities convertible into or evidencing the right to purchase or subscribe for any such equity interests. Other than the Partnership Agreement, the Organization Agreement and the Contracts set forth on Schedule 4.3(b), Seller is not a party to any Contract or understanding with respect to the voting sale or transfer of the Affiliated Interests.

         (c) Except for the Affiliated Interests and the Partnership's interests in the subsidiaries as set forth on Schedule 4.3(c) (the "Subsidiaries"), the Partnership does not own, directly or indirectly, any equity interest of any other entity, nor does it have an equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         4.4 Consents. Except as set forth on Schedule 4.4, no consent, waiver, approval, or authorization of, or declaration or filing with, or notification to, any Person is required: (a) on the part of Seller, the Partnership, the Subsidiaries or the Affiliated Entities in connection with the execution and delivery by Seller of this Agreement or the Seller Documents, consummation of the transactions contemplated hereby or thereby or the compliance by Seller with any of the provisions hereof or thereof, or (b) for Seller or its Affiliates to transfer to the Partnership or any Affiliated Entity, the Affiliated Interests, rights or Contracts that Seller or its Affiliates hold for the Partnership's benefit or that are necessary to conduct the Business as conducted immediately before the Closing.

         4.5     Financial Statements.

         (a) Seller has furnished to Purchaser true, correct and complete copies of the following financial statements of the Partnership (collectively, the "Financial Statements"):

                 (i) the unaudited combined balance sheets of the Partnership at October 31, 1993 and 1992 and the related combined statements of earnings, partners' equity and cash flows for the fiscal years then ended;

                 (ii) the audited combined balance sheet of the Partnership and the Affiliated Entities at October 31, 1991 and the related combined statement of earnings, partners' equity and cash flows for the fiscal year then ended; and

                 (iii) the unaudited combined balance sheet of the Partnership at December 31, 1993 and the related combined statement of earnings for the two-month period then ended, certified by the Partnership's chief financial and chief accounting officer as having been prepared from the books and records of the Partnership (which books and records have been maintained in the ordinary course of the Business consistent with past practices) (the "Interim Statements").

         The Financial Statements fairly reflect the assets, liabilities and financial position of the Partnership as of the respective dates thereof and the results of operations and changes in cash flow of the Partnership for the periods then ended, and are prepared in conformity with GAAP, subject in the case of the Interim Statements to year end adjustments consisting only of normal, recurring accruals. Since October 31, 1993, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Partnership, except as specifically described in the Financial Statements.

         (b) The books and records of the Partnership and the Affiliated Entities have been and are being maintained in accordance with all applicable legal and accounting requirements.

         (c) Neither the Partnership nor any Controlled Subsidiary or Affiliated Entity has any debt, obligation or liability that would be required to be disclosed in audited financial statements in accordance with GAAP (whether accrued, absolute, contingent, liquidated or otherwise) arising out of any transaction entered into at or before the Closing, or any act or omission at or before the Closing, or any state of facts existing at or before the Closing, or based upon the transactions or events occurring at or before the Closing: (i) to the extent set forth on or reserved against in the Financial Statements or the notes thereto, or (ii) liabilities incurred, and obligations under agreements entered into, in the usual and ordinary course of business since October 31, 1993.

         4.6 Litigation. Except as set forth on Schedule 4.6, there is no Legal Proceeding pending or, to the knowledge of Seller, threatened: (i) against the Partnership, the Controlled Subsidiaries or the Affiliated Entities which is not covered by insurance and, if determined adversely, which would have a Material Adverse Effect; (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement; or (iii) that questions the validity of this Agreement, the Partnership Agreement, the Organization Agreement, any of the Seller Documents or any action taken or to be taken by Seller or any of its Affiliates in connection with the consummation of the transactions contemplated hereby or thereby.

         4.7     Compliance with Law.  Except as to matters covered by Sections
4.20 and 4.21 and Article XII:

                 (a) Except for the Consent Decree, neither the Partnership nor any Controlled Subsidiary or Affiliated Entity is a party to or subject to any Order entered in any Legal Proceeding brought by any Person.

                 (b) The Partnership, the Controlled Subsidiaries and the Affiliated Entities are and have been at all times in compliance in all material respects with all applicable Laws, material Permits and Orders.

         4.8 Books and Records; Partnership Agreement and Organization Agreement. Accurate, complete and current copies of the minute books of the Partnership, the Management Committee of the Partnership, any other committee thereof and each Affiliated Entity have been provided to Purchaser and contain copies of all minutes of meetings, resolutions and other proceedings of the Management Committee of the Partnership and any other committee thereof or any Affiliated Entity. Attached as Exhibits C and D, respectively, are true and complete copies of the Partnership Agreement and the Organization Agreement. The Partnership Agreement and the Organization Agreement are in full force and effect and are valid, binding, subsisting and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not, and to Seller's knowledge Halliburton is not, in default under the Partnership Agreement or the Organization Agreement, and there is no existing breach, violation, default, event of default or event, occurrence or act by Seller or any of its Affiliates or, to

Seller's knowledge, by Halliburton that, with or without the giving of notice, lapse of time or the occurrence of any other event, would constitute a default.

         4.9 Brokers. Except to the extent Merrill Lynch & Co. has acted on Seller's behalf, no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or the Partnership in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee, commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller. Seller hereby acknowledges that it is solely responsible and liable for any fees or expenses to which Merrill Lynch & Co. may be entitled in connection with the consummation of the transactions contemplated by this Agreement.

         4.10 Power and Authority. The Partnership and each Controlled Subsidiary and Affiliated Entity has all power and authority, and all material Permits required by Governmental Bodies, to own, lease and operate its properties and assets and to carry on its business as currently being conducted.

         4.11    Partnership Interests.

         (a) Seller and Halliburton are the only partners in the Partnership, and their interests therein, including their percentage ownership thereof, are as set forth in the Partnership Agreement. No additional capital contribution to the Partnership has been made pursuant to Section 2.7.2 of the Partnership Agreement.

         (b) Except as set forth in the Partnership Agreement, there is no outstanding subscription, Contract, option or other right obligating the Partnership or, to Seller's knowledge, Halliburton to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, any interest in the Partnership.

         (c) Seller and its representatives on the Partnership's Management Committee have the sole right to vote or direct the voting of the Partnership Interest at their discretion on any matter submitted to a vote of the partners of the Partnership. Except as set forth in the Partnership Agreement, there are no voting or buy-sell arrangements pertaining to the Partnership Interest.

         4.12 Absence of Certain Changes. Except as set forth on Schedule 4.12, since October 31, 1993, each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities has not:

                 (a) except for changes in general economic conditions, suffered any material adverse change in its business, results of operations, working capital or any items or elements thereof, assets, liabilities or condition (financial or otherwise), or relationships with customers or suppliers of the Partnership or such Controlled Subsidiary or Affiliated Entity;

                 (b) suffered any damage or destruction to or loss of its assets not covered by insurance that does or could reasonably be expected to have an adverse effect exceeding an aggregate of $100,000 on the business, results of operations, assets or condition (financial or otherwise) of the Partnership or such Controlled Subsidiary or Affiliated Entity;

                 (c) except in the ordinary course of business consistent with past practice and in amounts that do not have (individually or in the aggregate) an adverse affect exceeding an aggregate of $100,000 on the business, finances or properties of the Partnership, the Controlled Subsidiaries and the Affiliated Entities, taken as a whole, acquired or disposed of any asset, or incurred, assumed, guaranteed, endorsed or prepaid any indebtedness, liability or obligation, mortgaged or pledged any of its assets (tangible or intangible) or subjected or permitted to be subjected any assets (tangible or intangible) to any Lien;

                 (d) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims of the Partnership or such Controlled Subsidiary or Affiliated Entity;

                 (e) entered into or terminated any Contract or agreed to make or made any changes in Contracts other than renewals or extensions thereof and Contracts entered into in the ordinary course of business consistent with past practice;

                 (f) written up, written down or written off the book value of any assets in excess of $100,000 except for depreciation and amortization in accordance with GAAP;

                 (g) declared, paid or set aside for payment any distribution to the partners of the Partnership other than daily cash distributions in accordance with
                          Section 2.3.1 of the Partnership Agreement;

                 (h) increased the compensation of or paid or accrued any bonuses to any employee or contributed to any employee benefit plan, other than in the ordinary course of business consistent with past practice and in accordance with established policies, practices or requirements;

                 (i) entered into any employment, consulting, compensation or collective bargaining agreement with any Person or group, other than any such agreement that is terminable (i) without payment of Damages or severance payments by the Partnership or such Controlled Subsidiary or Affiliated Entity in excess of the greater of one month's compensation, in the case of employment agreements, and $2,500 and (ii) at will or with not more than 30 days notice;

                 (j) entered into, adopted or amended any employee benefit or similar plan;

                 (k) made any loan or advance to either of its partners, any employee, other than advances for travel in the normal course of business or in connection with established benefit plans of the Partnership or any shareholder, officer, director or employee of either of its partners; or

                 (l) entered into or terminated any other material Contract or transaction other than in the ordinary course of business consistent with past practice and in amounts that could not (individually or in the aggregate) reasonably be expected to adversely affect the business, finances, properties or prospects of the Partnership.

         4.13    Title to Assets.

                 (a) Schedule 4.13(a) sets forth all parcels of real property owned by the Partnership, the Controlled Subsidiary and the Affiliated Entities and contains the addresses of such property. Where available, Purchaser has been provided full and accurate legal descriptions of such property and all improvements located thereon and the approximate acreage contained therein. Unless otherwise set forth on Schedule 4.13(a), the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be, currently has good and indefeasible title to all of the parcels of such property, in each case free and clear of all Liens other than Permitted Liens.

                 (b) Schedule 4.13(b) sets forth all parcels of real property leased or operated by the Partnership, the Controlled Subsidiaries and the Affiliated Entities (all of such real property together with the property set forth on Schedule 4.13(a) collectively, the "Real Property"), and contains the address and landlord of such property. Unless otherwise set forth on
Schedule 4.13(b), the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be, currently has a good and indefeasible leasehold estate in all of the parcels of such property, in each case free and clear of all Liens other than Permitted Liens.

                 (c) Each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities has good and indefeasible title to: (i) the personal property reflected in its books and records as being owned by it, including the personal property reflected in the Financial Statements (except for assets subject to financing leases required to be capitalized under GAAP, all of which are so reflected in the Financial Statements or notes thereto), all assets purchased by the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be, since October 31, 1993, and (ii) other than those assets of Seller set forth on Schedule 4.13(c) used in connection with certain services Seller provides to the Partnership, the Controlled Subsidiaries and the Affiliated Entities, (1) all assets used by or necessary for the conduct of the Business (excluding leased property reflected as such in the Financial Statements and the Partnership's financial books and records), and (2) all computer data files and magnetic media containing stored information used in the Business, excluding information provided by customers of the Partnership, the Controlled Subsidiaries and the Affiliated Entities relating to the business of the Partnership's and the Affiliated Entities' customers, whether or not reflected in the Financial Statements or on such books and records.

                 (d) Except as set forth on Schedule 4.13(d), each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities owns the assets identified in Section 4.13(c) (other than the assets of Seller described on Schedule 4.13(c)) free and clear of any Liens other than Permitted Liens.

                 (e) All accounts receivable of the Partnership, the Controlled Subsidiaries and the Affiliated Entities were generated by the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be, in the usual and ordinary course of business.

                 (f)      Immediately after the Closing, except as set forth on
Schedule 4.13(c), the Partnership, the Controlled Subsidiary and the Affiliated Entities will own or lease all assets legally required for or necessary to the conduct of the Business as conducted before the Closing.

         4.14 Inventory Good and Salable. All items of raw material and work-in-progress included in the Partnership's, the Controlled Subsidiaries' and the Affiliated Entities' inventories were acquired or purchased in the ordinary course of the Business.

         4.15    Patents, Trademarks, Copyrights and Other Proprietary Rights.

                 (a)      The Proprietary Rights consist of:

                                        (i)  all items set forth onSchedule
                                  4.15(a), which sets forth a true and correct description of all registered trademarks, trade names, service marks, patents and copyrights, all applications for any of the foregoing and all license, royalty, assignment and other similar agreements relating to the foregoing (including expiration dates if applicable), all material agreements (including, but not limited to, computer software, drawings and designs) relating to technology, know-how or processes that the Partnership, the Controlled Subsidiary or the Affiliated Entities own or are licensed or authorized to use by others or licenses or authorizes others to use; and

                                        (ii)  all other trademarks, trade
                                  names, service marks, patents, copyrights, licenses, software, drawings designs and similar items currently used or owned, in whole or in part, by the Partnership, the Controlled Subsidiaries and the Affiliated Entities or to which the Partnership, a Controlled Subsidiary or an Affiliated Entities is contractually or equitably entitled.

                 (b) The Partnership, the Controlled Subsidiary or the Affiliated Entities, as the case may be, has the right to use the Proprietary Rights without infringing or violating the rights of any other Person, and no consent of third Persons will be required for the use thereof by the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be, upon consummation of the transactions contemplated by this Agreement. No written claim has been asserted or, to Seller's knowledge, threatened by any other Person to the Partnership's, the Controlled Subsidiaries' or the Affiliated Entities' ownership of or right to use any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any such license or agreement. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed. Set forth on
Schedule 4.15(b) is a true and accurate description of all Proprietary Rights licensed to other Persons or which other Persons are otherwise entitled to use.

                 (c) The Partnership, the Controlled Subsidiaries and the Affiliated Entities own or possess adequate Licenses to use the Proprietary Rights presently used or necessary to conduct its business. There are no outstanding claims that any product, activity or operation of the Partnership or any Controlled Subsidiary or Affiliated Entity infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other Person, and no Legal Proceeding has been instituted, is pending or, to Seller's knowledge, threatened that challenges the rights of the Partnership or any Controlled Subsidiary or Affiliated Entity with respect thereto. Except as provided in the licenses set forth on Schedule 4.15(a), each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by the Partnership or the applicable Controlled Subsidiary or Affiliated Entity, as the case may be.

                 (d) To Seller's knowledge, no Person is infringing upon any Proprietary Rights nor has misappropriated or improperly disclosed any Trade Secret.

                 (e) To Seller's knowledge, no operation of the Partnership, the Affiliated Entities or the Controlled Subsidiaries is infringing, or has infringed, any foreign or domestic patent, trademark, service mark, trade name or copyright of any Person, or is involved in any misappropriation or improper use or disclosure of any Trade Secrets, of any Person.

                 (f) All proofs of use, renewals and all fees, annuities and other payments that are due with respect to the Proprietary Rights have been met or paid.

                 (g) No Proprietary Right is the subject of any pending interference, reexamination, opposition, cancellation or other protest proceedings.

                 (h) All material obligations required to be performed to date, by the Partnership, the Controlled Subsidiaries and the Affiliated Entities pursuant to agreements with respect to the Proprietary Rights have been performed and, to Seller's knowledge, no Person party to any such agreement is materially in default in any respect thereunder.

         4.16 Partnership Name. There are no Legal Proceedings pending or, to Seller's knowledge, threatened against or affecting the Partnership which would result in any impairment of the right of the Partnership to use its name. To Seller's knowledge, the use of the name of the Partnership does not infringe the rights of any third Person nor is it confusingly similar with the name of any third Person.

         4.17 Customers. Set forth on Schedule 4.17 is a complete and accurate list of the Partnership's, the Controlled Subsidiaries' and the Affiliated Entities top 20 customers during the 12-month period ended October 31, 1993 in terms of sales of the Partnership and the Affiliated Entities.

         4.18 Contracts. Set forth on Schedule 4.18 are complete and accurate lists of the following Contracts (including summaries of oral Contracts) to which the Partnership or any Controlled Subsidiary or Affiliated Entity is a party or bound:

                 (a) collective bargaining agreements or other agreements with any labor union, employee representative or group of employees;

                 (b) bonus, pension, profit sharing, vacation, retirement, stock purchase, stock option, incentive or deferred compensation, employee welfare, medical, hospitalization or life insurance or similar plan (including without limitation each "employee welfare benefit plan" and "employee pension benefit plan," as defined in sections 3(1) and 3(2) of ERISA maintained by the Partnership or any Affiliated Entity or to which the Partnership or any Affiliated Entity contributes and any multi-employer plan), contract, understanding or fringe benefit with respect to any or all of the employees of the Partnership;

                 (c)      written employment, consulting or similar Contracts;

                 (d) agreement for the purchase of fixed assets or for the purchase and delivery of services, materials, inventories, raw materials, supplies or equipment outside the ordinary course of business or in excess of $250,000;

                 (e) each Contract with a customer or supplier that involves annual payments in excess of $100,000 or aggregate remaining payments to or by the Partnership or any Controlled Subsidiary or Affiliated Entity of more than $100,000;

                 (f)      distribution, marketing, sales or agency agreements;

                 (g) Contracts containing noncompetition agreements or negative or restrictive financial covenants binding on the Partnership or any Controlled Subsidiary or Affiliated Entity;

                 (h) insurance policies and the most current inspection report or recommendation relating to the coverage provided by each such policy;

                 (i) leases, whether as lessor or lessee, involving annual rental payments in excess of $50,000 individually or $200,000 in the aggregate;

                 (j) loan agreements, mortgages, indentures, debt instruments or commitments involving indebtedness for borrowed money or for purchase money in excess of $50,000 individually or $200,000 in the aggregate;

                 (k) guaranty or suretyship, indemnification or contribution agreements, or performance bonds, involving obligations in excess of $50,000 individually or $200,000 in the aggregate;

                 (l) agreement or arrangement with any Affiliate or any "associate" (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Partnership or any Controlled Subsidiary or Affiliated Entity, any officer of the Partnership or any Controlled Subsidiary or Affiliated Entity, either of the partners of the Partnership or any of their officers, directors or shareholders;

                 (m) agreement or obligation of the Partnership or any Controlled Subsidiary or Affiliated Entity to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property other than a lease or an agreement under which the Partnership or any Controlled Subsidiary or Affiliated Entity is lessee of any tangible property or real property;

                 (n) except for the types of agreements covered by another subsection of this Section, agreement or other commitment or arrangement with any Person continuing for a period beyond the Closing Date that involves an expenditure or receipt by the Partnership or any Controlled Subsidiary or Affiliated Entity in excess of $50,000 individually or $200,000 in the aggregate;

                 (o) joint venture, partnership, joint operating or similar agreement;

                 (p) standard warranties for products the Partnership or any Controlled Subsidiary or Affiliated Entity manufactures or supplies; and

                 (q) other Contracts not made in the ordinary course of business or that are material to the operations, business, prospects or financial condition of the Partnership or any Controlled Subsidiary or Affiliated Entity.

         To the extent requested, each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities has furnished accurate and complete copies of the foregoing Contracts to Purchaser. All such Contracts are in full force and effect and are valid, binding, subsisting and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Partnership, the Controlled Subsidiaries and the Affiliated Entities is not, and to Seller's knowledge no other party is, in default under any of such Contracts, and there is no existing breach, violation, default, event of default or event, occurrence or act by the Partnership or any Controlled Subsidiary or Affiliated Entity or, to Seller's knowledge, by any other party thereto that, with or without the giving of notice, lapse of time or the occurrence of any other event, would constitute a default. Except as to insurance policies in Seller's or any of its subsidiaries' name, the consummation of the transactions contemplated by this Agreement will not affect the continuance in full force and effect of such Contracts. Seller has no knowledge of any plan or intention of any other party to any such Contract to exercise any right to cancel or terminate any such Contract in advance of its normal maturity or termination date, and Seller does not know of any fact that would justify the exercise of such right. None of the Partnership's or any Controlled Subsidiaries' or Affiliated Entities' customers or suppliers, which during the fiscal year ended October 31, 1993 accounted for 5% or more of the Partnership's or any Controlled Subsidiaries' of Affiliated Entities' sales or purchases, has refused, or indicated to the Partnership, the Controlled Subsidiaries, the Affiliated Entities or Seller that it will or may refuse, to purchase or supply goods or services, as the case may be, or that it will or may substantially reduce the amount of goods or services that it is willing to purchase from, or sell to, the Partnership or any Controlled Subsidiary or Affiliated Entity after the date hereof or that it will or may substantially increase the price for such goods or services.

         4.19    Tax Liabilities and Status.

         (a) Filed. To the best of Seller's knowledge, all Tax Returns required to be filed with, or furnished to, any Taxing Authority by the Partnership or any Controlled Subsidiary or Affiliated Entity as of the Closing Date, have been timely filed or furnished to the appropriate Person when due in accordance with all applicable laws.

         (b) Paid. To the best of Seller's knowledge, the Partnership, the Controlled Subsidiaries and the Affiliated Entities have timely paid, withheld or established adequate reserves for all Taxes due prior to the Closing Date.

         (c) Correctness. To the best of Seller's knowledge, all Tax returns, reports, or forms filed by the Partnership, the Controlled Subsidiaries and the Affiliated Entities correctly and fairly reflect the Taxes of the Partnership, the Controlled Subsidiaries or the Affiliated Entities, as the case may be, for the periods covered thereby.

         (d) Not Delinquent. To the best of Seller's knowledge, except with respect to certain amended state partnership returns reflecting changes resulting from a 1987 Internal Revenue Service examination that have not yet been filed, neither the Partnership, the Controlled Subsidiaries nor any Affiliated Entity is delinquent in the payment of any Tax, nor is there any Tax deficiency or delinquency asserted or threatened against the Partnership, the Controlled Subsidiaries or any Affiliated Entity, nor is there any unpaid assessment, proposal for additional Taxes, deficiency, or delinquency in the payment of any of the Taxes of the Partnership, the Controlled Subsidiaries or any Affiliated Entity that could be asserted by any Taxing Authority with respect to any period ending on or before the Closing Date.

         (e) Audit. To the best of Seller's knowledge, except as set forth on Schedule 4.19(e), there are no pending, or to Seller's knowledge, threatened, income tax audits of the Partnership and the five largest Affiliated Entities or Controlled Subsidiaries (based on October 31, 1993 revenues, a list of which Affiliated Entities or Controlled Subsidiaries is set forth on Schedule 4.19(e)).

         (f) No Extensions. To the best of Seller's knowledge, except as set forth on Schedule 4.19(f), neither the Partnership nor any Controlled Subsidiary or Affiliated Entity has granted any extension to any Taxing Authority of the limitations period during which any Tax liability may be assessed or collected.

         (g) No Violations. To the best of Seller's knowledge, neither the Partnership nor any Controlled Subsidiary or Affiliated Entity has violated or failed to comply with any Tax law that would result in the assessment or collection of a material amount of Taxes from the Partnership, the Controlled Subsidiaries and the Affiliated Entities by a Taxing Authority.

         (h) Withholding. To the best of Seller's knowledge, all monies required to be withheld or collected by the Partnership, the Controlled Subsidiaries and the Affiliated Entities and the portion of any such Taxes to be paid by the Partnership, the Controlled Subsidiaries and the Affiliated Entities to Taxing Authorities have been collected or withheld and either paid to the respective Taxing Authority or set aside in accounts for such purposes.

         (i) Financial Statements. To the best of Seller's knowledge, the liabilities shown in the Financial Statements (rather than any notes thereto) and to be accrued on the books and records of the Partnership through the Closing Date for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), computed as if the partial year beginning with the first day of the fiscal year and ending with the Closing Date were a complete Tax year ending on the Closing Date, (i) will be adequate accruals with respect to the Tax liabilities of the Partnership, the Controlled Subsidiaries and the Affiliated Entities, and (ii) have been and will be accrued in a manner consistent with the practices previously used by the Partnership, the Controlled Subsidiaries and the Affiliated Entities for accruing Tax liabilities. For this Agreement, all references to the Partnership, the Controlled Subsidiaries and the Affiliated Entities shall include any entities that merged with or into the Partnership, the Controlled Subsidiaries and the Affiliated Entities.

         (j) New York Real Property. The Partnership, the Controlled Subsidiaries and the Affiliated Entities do not own any interest in real property in the State of New York.

         (k) Tax Indemnity Agreements. To the best of Seller's knowledge, the Partnership, the Controlled Subsidiaries and the Affiliated Entities are currently under no Contractual obligation to indemnify any other person with respect to Taxes. The Partnership, the Controlled Subsidiaries and the Affiliated Entities are not and never have been a party to or bound by any Tax sharing, Tax allocation, or similar agreement or arrangement.

         4.20    Employee Benefit Plans and Arrangements; ERISA.

                 (a) Except as disclosed on Schedule 4.18(a) and (b), neither the Partnership, nor any ERISA Affiliate, sponsors, maintains, or otherwise is a party to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation plan or arrangement, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan, agreement, policy or understanding, whether formal or informal, including without limitation any "employee benefit plan" within the meaning of Section 3(3) of ERISA whether or not such plan is intended to be qualified under
Section 401(a) of the Code and whether or not such plan, agreement, policy or understanding is or has been administered or maintained in compliance with ERISA, under which the Partnership or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan, agreement, policy or understanding being hereinafter referred to individually as a "Plan"). Neither the Partnership nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of the Partnership, or such present or former employee's dependents or beneficiaries. Schedule 4.20(a) identifies each Plan which is (i) subject to Title IV of ERISA (a "Title IV Plan"), (ii) maintained in connection with any trust described in Section 501(c)(9) of the Code or
(iii) intended to be qualified under Section 401(a) of the Code.

         (b) No liability under Title IV of ERISA has been incurred by the Partnership or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Partnership or an ERISA Affiliate of incurring a liability under Title IV of ERISA, other than liability for premiums due to the PBGC. Moreover, there are no circumstances pursuant to which the Partnership may be liable to the PBGC with respect to any Title IV Plan sponsored or previously sponsored by an entity other than the Partnership, including any predecessor of the Partnership, any former employer of any present or former employee of the Partnership if such former employer (or the assets of such former employer) was acquired by or merged into the Partnership, or any ERISA Affiliate of the Partnership.

         (c) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted. No "reportable event", within the meaning of
Section 4043 of ERISA and regulations promulgated thereunder, and no event described in Sections 4062 or 4063 of ERISA, have occurred in connection with any Plan. With respect to each Title IV Plan, the fair market value of the assets of each such plan (excluding for these purposes any accrued but unpaid contributions) exceed the present value of accrued benefits under such Title IV Plan determined on a termination basis using the actuarial assumptions established by the PBGC and currently in effect.

         (d)     Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts which the Partnership is required to pay under the terms of each Plan as of the last day of the most recent Plan year thereof ended prior to the date of this Agreement. All such amounts properly accrued through the Closing Date with respect to the current Plan year thereof will be paid by the Partnership on or prior to the Closing Date or have been properly accrued in the Financial Statements. No Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. No ERISA Affiliate of the Partnership has failed to make a contribution to a Plan which could reasonably be expected to subject the Partnership to any liability under ERISA.

         (e) Neither the Partnership nor any ERISA Affiliate has ever participated in, or has any liability or contingent liability under, a multiemployer plan, as defined in Section 3(37) of ERISA.

         (f) Each of the Plans covering any employee or former employee of the Partnership has been maintained and administered in all material respects in accordance with applicable Laws, including but not limited to the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), ERISA and the Code, and all notices that are required to be given under applicable Law to employees or their dependents or beneficiaries with respect to each Plan have been timely given. All reports required by any governmental agency with respect to each of the Plans, including annual reports on Form 5500, covering any employee or former employee of the Partnership have been timely filed. To the best of Seller's knowledge, there are no pending, threatened or anticipated claims or actions with respect to any Plan covering any employee or former employee of the Partnership (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No Tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in Section 4980B(g)(2) of the Code.

         (g) No Lien has been filed by any person or entity on the assets of the Partnership or any ERISA Affiliate relating to the operation or maintenance of the Plans and no Lien exists by operation of Law or otherwise on the assets of the Partnership as a result of the operation or maintenance of the Plans, and Seller has no knowledge of the existence of facts or circumstances that would reasonably likely result in the imposition of such a Lien.

         (h) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each of such Plans and each amendment thereto, have been obtained. Each trust created under any such Plan and each trust described in Section 501(c)(9) of the Code is exempt from federal income taxation under Section 501(a) of the Code and has been so exempt during the period from creation to date. Future compliance with the requirements of ERISA and the Code as in effect on the Closing Date or any collective bargaining agreements to which the Partnership is a party will not result in any increase in the rate of benefit accrual under any of the Plans.

         (i) No Plan is, or has been during the twelve-month period ending on the Closing Date, under investigation or audit by any regulatory authority, including the Internal Revenue Service or the Department of Labor, and neither the Partnership nor a representative of any Plan has been notified by any regulatory authority of an intent to commence an investigation or audit of a Plan. There are no proceedings or requests for rulings, determinations or opinions pending with the Internal Revenue Service or the Department of Labor with respect to any Plan.

         (j) With respect to any Plan that is maintained for the benefit of employees of the Partnership, the Controlled Subsidiaries or the Affiliated Entities located outside of the United States, (i) such Plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such Plan's governing documents and (ii) no liability exists with respect to such Plan which has given rise to, or could give rise to, a Lien on any of the assets of the Partnership or any Controlled Subsidiary or Affiliated Entity.

         (k) Except as disclosed on Schedule 4.20(k), the Partnership does not provide, and is not obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to its current or former employees, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan", as that term is defined in
Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities in the Financial Statements or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Any benefit provided under a Plan to current or former employees of the Partnership, their dependents or beneficiaries beyond their retirement or other termination of employment may be modified or terminated by the Partnership at any time without liability to the Partnership.

         (l) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee or officer of the Partnership to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) cause any amounts payable with respect to the Plans to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or (iv) to Seller's knowledge, result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         (m) A true and complete copy of: (i) each Plan that covers any employee or former employee of the Partnership (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Purchaser together with the most recent favorable determination letter, if any, with respect to each Plan, (ii) the most recent annual reports prepared in connection with any such Plan (Form 5500 including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Plan and (iv) the most recently disseminated summary plan description relating to each Plan and any summary of material modifications made after the date thereof.

         4.21    Labor Relations.  (a)     To the best of Seller's knowledge,
no employee who is material to the operations of the Business has any plans to terminate his relationship with the Partnership or the applicable Controlled Subsidiary or Affiliated Entity and to Seller's knowledge, the Partnership or the applicable Controlled Subsidiary or Affiliated Entity has no intention of terminating the relationship with any such employee.

         (b) Neither the Partnership, the Controlled Subsidiaries nor the Affiliated entities permit employees to carryover unused vacation time to subsequent years or are obligated to make, or have agreed to make, payments to employees in lieu of vacation time.

         (c) Except as set forth on Schedule 4.18(a), there exists no collective bargaining agreement or other labor union contract applicable to any employee of the Partnership or any Controlled Subsidiary or Affiliated Entity. The Partnership, the Controlled Subsidiaries and the Affiliated Entities have not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any of the employees of the Partnership or the applicable Controlled Subsidiary or Affiliated Entity. Further, Seller is not aware of any such threatened charges or claims.

         (d) Seller is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Partnership or any Controlled Subsidiary or Affiliated Entity. There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Partnership or any Controlled Subsidiary or Affiliated Entity.

         (e) Seller is not aware of any strikes, work stoppages, work slowdowns, or lockouts nor of any threats thereof, by or with respect to any of the employees of the Partnership or any Controlled Subsidiary or Affiliated Entity. There have been no labor disputes, strikes, slowdowns, work stoppages, lockouts or similar matters involving employees of the Partnership or any Controlled Subsidiary or Affiliated Entity.

         (f) There are not pending any material grievances filed by any Controlled Subsidiary's, Affiliated Entity's or the Partnership's employees within any collective bargaining unit or by representatives of employees within any collective bargaining unit.

         4.22 Insurance. The Partnership, the Controlled Subsidiaries and the Affiliated Entities have not been refused any insurance coverage sought or applied for, and the Partnership, the Controlled Subsidiaries and the Affiliated Entities have no reason to believe that it will be unable to renew its existing insurance coverage or obtain substantially comparable coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Partnership or any Controlled Subsidiary or Affiliated Entity. To Seller's knowledge, the Partnership has not failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion.

         4.23 Accuracy of Information Furnished. No representation or warranty by Seller in this Agreement, any Schedule hereto or in any certificate or other documents provided herein to be executed by Seller and delivered to Purchaser under this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not false or misleading. The Partnership have provided to Purchaser originals or true, correct and complete copies of all information and documents requested by or on behalf of Purchaser.

         4.24 Illegal or Unauthorized Payments; Political Contributions. Neither the Partnership, any of its Affiliates, any of their officers or employees, nor to the best knowledge of Seller, any Affiliated Entity or subsidiary of the Partnership that is not its Affiliate or officers or employees of any of them, any agents or other representatives of the Partnership or any Affiliated Entities nor any other business entity or enterprise with which the Partnership or any Affiliated Entity is or has been affiliated, has, directly or indirectly, made or authorized any payment, contribution or gift or money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or
(b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Partnership or such Affiliated Entities.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller that:

         5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Purchaser being hereinafter referred to collectively as the "Purchaser Documents") and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document has been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the Purchaser Documents will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, nor the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof, will (i) violate, or result in the breach of, any provision of the certificate of 4.13 incorporation or by-laws of Purchaser, (ii) violate, result in the breach or termination of, or constitute a default under any Contract or Order to which Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any law applicable to Purchaser, except, in each case, for violations, conflicts, breaches or defaults which individually or in the aggregate would not materially hinder or impair the transactions contemplated hereby.

         5.3 Consents. Except for the consent of Principal Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York and American Enterprise Life Insurance Company under the Note Agreements, each by and between Smith International, Inc. on the one hand and the applicable foregoing party on the other, dated as of August 31, 1992, as amended, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

         5.4 Availability of Funds. Purchaser has available sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

         5.5 Litigation. There is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened, that seeks to enjoin or obtain Damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

         5.6 Brokers. Except to the extent The First Boston Corporation has acted on Purchaser's behalf, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser. Purchaser hereby acknowledges that it is solely responsible and liable for any fees or expenses to which The First Boston Corporation may be entitled in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                              COVENANTS OF SELLER

         From and after the date hereof and until the Closing, Seller hereby covenants and agrees with Purchaser that:

         6.1 Cooperation. Seller shall use its reasonable commercial best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

         6.2 Access to Documents; Opportunity to Ask Questions. Seller shall provide Purchaser with such information as Purchaser from time to time reasonably may request with respect to the Partnership or the Affiliated Entities, as the case may be, and shall permit Purchaser and any of the directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Purchaser Representatives") reasonable access, during normal business hours and upon reasonable prior notice, to the properties, corporate records and books of accounts of the Partnership or the Affiliated Entities, as Purchaser from time to time reasonably may request, provided, however, that Seller shall not be obligated to provide Purchaser with any information the provision of which may be prohibited by law or contractual obligation. No disclosure by Seller whatsoever during any investigation by Purchaser shall constitute an enlargement of or additional warranty or representation of Seller beyond those expressly set forth in this Agreement or affect Purchaser's right to rely on the representations and warranties of Seller in this Agreement. All information and access obtained by Purchaser in connection with the transactions contemplated by this Agreement shall be subject to the terms and conditions of the letter agreement relating to confidentiality, dated as of November 1, 1993, between Seller and Smith International, Inc. (the "Confidentiality Agreement").

         6.3 Conduct of Business. Except as otherwise may be contemplated by this Agreement, required by any of the documents listed in the Schedules hereto or as Purchaser otherwise may consent to in writing (which consent shall not be unreasonably withheld), Seller shall:

         (a) comply with the terms of the Partnership Agreement and the Organization Agreement;

         (b) not cause the Partnership or the Affiliated Entities to conduct the Business other than in the ordinary course of business, consistent with past practice, and, subject to the terms of the Consent Decree, shall cause the Partnership and the Affiliated Entities to conduct the Business in the ordinary course of business consistent with past practice;

         (c) not cause the Partnership, the Affiliated Entities or Seller's representatives on the Management Committee of the Partnership to take any action other than to, and, subject to the terms of the Consent Decree and the Partnership Agreement, shall not cause the Partnership, the Affiliated Entities and the Partnership's Management Committee to: (i) maintain and preserve the Business and its goodwill and the Partnership's and the Affiliated Entities' relationships with customers, suppliers and others having business relations with the Partnership and the Affiliated Entities, (ii) keep available the services of the present employees of the Partnership and the Affiliated Entities, and (iii) maintain all of the assets and properties of the Partnership and the Affiliated Entities in their current condition, normal wear and tear excepted; and

         (d) not cause the Partnership, the Affiliated Entities or Seller's representatives on the Partnership's Management Committee to, and, subject to the terms of the Consent Decree and the Partnership Agreement, shall cause the Partnership and the Affiliated Entities to, engage in any action or omit to take any action if such action or omission would have constituted a breach of the representations and warranties in Section 4.12 had the action or omission occurred between October 31, 1993 and the date hereof.

         6.4 Consents and Conditions; Assignment of Assets. Seller shall use its best efforts to obtain all approvals, consents or waivers from Persons necessary to assign the Partnership Interest and transfer the Affiliated Interests to Purchaser at the Closing and shall be obligated to pay any reasonable consideration therefor to the third Person from whom such approval, consent or waiver is requested, but shall not be required to initiate any Legal Proceeding or release any right, benefit or claim to obtain such approval, consent or waiver.

         6.5 Notice of Breach or Material Change. Seller shall promptly inform Purchaser in writing of any change of which it becomes aware that would constitute a breach of Seller's representations and warranties in Article IV or that Seller reasonably expects to have a Material Adverse Effect.

         6.6 Acquisition Proposals. Seller shall not solicit or encourage, and shall not, subject to the Consent Decree, permit the Partnership or any Affiliate to solicit or encourage, inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase by any Person involving all or any substantial part of the Business, the Partnership or substantially all the assets thereof, the Affiliated Interests or the Affiliated Entities; provided, however, that the foregoing covenant shall not apply to information provided by the Partnership in connection with a proposed sale by Halliburton of its interest in the Partnership.

         6.7 Greenway Sub-Lease. At or prior to Closing, Seller and the Partnership shall execute and deliver the Greenway Sub-Lease.

         6.8 Resignations. Seller shall obtain the Resignations before the Closing.


                                  ARTICLE VII
                             COVENANTS OF PURCHASER

         From and after the date hereof, and until the Closing Date, Purchaser hereby covenants and agrees with Seller that:

         7.1 Cooperation. Purchaser shall use its reasonable commercial best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

         7.2 Consents and Conditions. Purchaser shall use its best efforts to obtain all approvals, consents or waivers from Persons necessary to assign the Partnership Interest and transfer the Affiliated Interests to Purchaser or assign any claim, right or benefit arising thereunder or resulting therefrom as soon as practicable; provided, however, that in no event shall Purchaser be obligated to pay any consideration therefor to the third Person from whom such approval, consent or waiver is requested, or institute any legal action or release any right, benefit or claim to obtain such approval, consent or waiver.


                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

The obligation of Purchaser to consummate the purchase of the Partnership Interest and the Affiliated Interests on the Closing Date is, at the option of Purchaser, subject to the satisfaction or waiver of the following conditions:

         8.1     Representations, Warranties and Covenants.

                 (a) Each representation and warranty of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

                 (b) Seller shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Closing Date.

                 (c) Purchaser shall have received a certificate of Seller, dated as of the Closing Date and signed by Seller's Chairman, Vice-Chairman, President or any Vice-President certifying as to the fulfillment of the conditions set forth in this Section 8.1.

         8.2 No Prohibition. No Law or Order of any Governmental Body shall be in effect which restrains or prohibits Purchaser from consummating the transactions contemplated hereby.

         8.3 Delivery of Documents. Seller shall have executed and/or delivered to Purchaser at the Closing the items set forth in Section 3.3.

         8.4     Consents.  All consents and approvals set forth on Schedule
8.4 shall have been duly given, including the Halliburton Consent.

         8.5 Approval Pursuant to Consent Decree. Pursuant to the terms of the Consent Decree, the United States of America, as Plaintiff, shall have provided written notice to Seller that it has no objections to the consummation of the transactions contemplated hereby and approving Seller's financing a portion of the Purchase Price pursuant to the Promissory Note.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligation of Seller to consummate the sale, transfer and assignment to Purchaser of the Partnership Interest and the Affiliated Interests on the Closing Date is, at the option of Seller, subject to the satisfaction of the following conditions.

         9.1     Representations, Warranties and Covenants.

         (a) Each representation and warranty of Purchaser contained herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

         (b) Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it at or prior to the Closing Date.

         (c) Seller shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an executive officer of Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 9.1.

         9.2 No Prohibition. No Law or Order of any Governmental Body shall be in effect which restrains or prohibits Seller from consummating the transactions contemplated hereby.

         9.3 Delivery of Documents. Purchaser shall have executed and delivered to Seller, at the Closing the items set forth in Section 3.4.

         9.4 Halliburton Consent. Seller shall have received the Halliburton Consent.


                                   ARTICLE X
                             POST-CLOSING COVENANTS

         10.1 Further Assurances. From time to time after the Closing Date, each party hereto shall, at its sole cost and expense, at the reasonable request of the other party, execute and deliver such other and further instruments of sale, assignment, assumption, transfer and conveyance and take such other and further action as reasonably requested in order to give effect to the transactions contemplated hereby, including, without limitation, obtaining any requisite or approvals for the transfer of any Contract not obtained before the Closing.

         10.2 Public Announcements. Neither Seller (nor any of its Affiliates) nor Purchaser (nor any of its Affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by Law.

         10.3 No Solicitation of Employees. Seller hereby covenants and agrees that during the two -year period immediately following the Closing, Seller will not, and will cause its Affiliates to not, directly or indirectly,
(a) solicit for employment by Seller, its Affiliates or anyone else, any employee of the

Partnership or any Affiliated Entity or any person who was an employee of the Partnership or any Affiliated Entity within the four-month period immediately preceding such solicitation or employment, other than such person (i) whose employment was terminated by the Partnership or such Affiliated Entity or (ii) who independently responded to a general published solicitation for employment by Seller or its Affiliates; or (b) induce or attempt to induce, any employee of the Partnership or any Affiliated Entity to terminate such employee's employment.

         10.4    Trade Secrets.

                 (a) For five years following the Closing Date, except as may be required by Law, Seller hereby covenants and agrees not to, or permit any of its Affiliates to, directly or indirectly, divulge or disclose to any Person at any time or for any purpose whatsoever any documented Trade Secret and not to use or permit its Affiliates to use any such Trade Secret in any way in connection with the production or marketing of oil field drilling fluids and drilling fluid systems.

                 (b) Seller agrees that upon its receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any Person, Seller shall timely notify and promptly deliver a copy of the subpoena, process or other request to Seller in accordance with
Section 14.7. For this purpose, Seller irrevocably nominates and appoints Purchaser as a general partner of the Partnership (including any attorney Purchaser or the Partnership retains), as its true and lawful attorney-in-fact, to act in Seller's name, place and stead to perform any act that Seller might perform to defend and protect against any disclosure of any Trade Secret.

                 (c) Purchaser acknowledges that it is aware that an Affiliate of Seller is in the business of manufacturing and marketing drilling fluids and drilling fluid systems and that Seller for itself, or through an Affiliate or Affiliates will continue to conduct such business after the Closing.

         10.5 Financial Statement Audit. As soon as practicable after the Closing Date, but in no event later than 60 days after the Closing Date, Seller shall, at Seller's expense, cause Price Waterhouse to audit the Financial Statements of the Partnership and deliver its unqualified report thereon to Seller and Purchaser as of and for each of the two years ended October 31, 1993 in conformity with GAAP.

         10.6 Tax Audits. Upon receipt of notification of an audit or tax assessment of the Partnership or any Partnership or any Affiliated Entity from any Taxing Authority for any period ending on or before the Closing Date:

         (a) Purchaser or the Partnership will notify Seller within fifteen days of receipt of notice of such audit or tax assessment;

         (b) Seller will retain the right to participate fully in the audit proceedings or the assessment response, including participation in meeting or hearings with taxing authorities and engagement of outside professional advisors and also including the right to challenge any proposed audit adjustments or proposed or final assessments, including litigation, or to settle such audit or assessment proceedings, provided such actions do not materially and adversely affect Purchaser or Partnership interests, and Seller will retain the rights of access to Partnership books and records and Partnership personnel services for the purpose of supplying information relevant to such audit or assessment or to an audit of or assessment to Seller;

         (c) Purchaser or the Partnership will provide Seller with adequate notice of all meetings or hearings referred to in Section 10.6(b);

         (d) Purchaser or the Partnership will provide copies within fifteen days (or sooner as reasonably required by reference to any response deadline imposed in connection with such audit or assessment) of all written communications received from such taxing authority; and

         (e) All expenses associated with Seller's election to exercise its right to contest any audit or assessment proceedings, including outside professional fees and costs of litigation [and settlement], will be borne by Seller.

         (f) If any non-pass through jurisdiction Taxing Authority makes an adjustment to the Partnership or Affiliated Entities' taxable income, gain, loss, deductions, credits or similar items in a period ending on or before the Closing Date that result in the payment of Damages by Seller to Purchaser, and which provide a tax benefit to the Partnership (or a partner) or Affiliated Entities in a period ending after the Closing Date, Purchaser will reimburse Seller for its proportionate share of the tax effect of such adjustment. The tax reimbursement shall not be payable until the future adjustment to the Partnership's or Affiliated Entities' taxable, income, gain, loss, deductions, credits or similar item is reportable by the Partnership (or a partner) or Affiliated Entity.

         10.7 Compliance with Consent Decree. In accordance with Section III.B of the Consent Decree, Purchaser agrees that the Consent Decree shall be binding upon it.

         10.8    Dresser Named Entities, Dresser Held Entities and Dresser
Branches.

         (a) After the Closing, Seller and Purchaser shall use all reasonable efforts to as soon as practicable: (i) cause the names of any Affiliates of the Partnership or Affiliated Entities that include the name "Dresser" or a derivative thereof (including the entities listed on Schedule 10.8(a)(i)) (collectively, the "Dresser Named Entities") to be changed to drop the name "Dresser;" (ii) cause the legal ownership of the Affiliated Entities or subsidiaries of the Partnership (including the entities listed on Schedule 10.8(a)(ii)) (collectively, the "Dresser Held Entities") that are currently held by Seller or its Affiliates as a result of foreign legal complexities to be transferred to the Partnership; and (iii) cause the assets and operations of the Partnership that are currently held by foreign branches of Seller or its Affiliates (including the branches listed on Schedule 10.8(a)(iii)) (collectively, the "Dresser Branch Assets") to be transferred to the Partnership.

         (b) During the period (the "Transition Period") commencing on the Closing Date and ending on the earlier of (i) the date of the change of the names of the Dresser Named Entities as provided in subsection (a), and (ii) the first anniversary of the Closing Date or such later date as may be reasonably requested by Buyer or the Partnership and approved by Seller, which approval shall not be unreasonably withheld, Seller hereby covenants that Purchaser and the Partnership shall have the exclusive right to use the names of the Dresser Named Entities to the extent, and only to the extent, necessary to comply with the legal requirements in the countries in which the Dresser Named Entities are conducting business. Such right to use the names of the Dresser Named Entities shall not extend to the right to use Dresser's name for purposes of marketing products or services.

         (c) During the Transition Period: (i) Seller shall hold, or cause its Affiliates to hold, the Dresser Held Entities and the Dresser Branch Assets in trust for the exclusive use by and benefit of the

Partnership; and (ii) Purchaser shall cause the Partnership to indemnify Seller or any of Seller's Affiliates, as the case may be, and hold it harmless for any Damages resulting from the Partnership's operation of the Dresser Held Entities or the Dresser Branch Assets.

         (d) Seller shall be liable all costs and expenses (including Purchaser's and the Partnership's reasonable out-of-pocket costs and expenses) associated with name changes and transfers contemplated in Section 10.8(a).

         (e) After the Closing, none of Purchaser, the Partnership nor any of their Affiliates shall have any right or interest in, or right to use, except as permitted under this Section 10.8, the name "Dresser Industries, Inc." or "Dresser" or any other name, logo, abbreviation or word, or combination thereof, that indicates, suggests or implies that Purchaser, the Partnership or any of their Affiliates is affiliated with Seller.

         10.9 Retention of Records. Seller agrees to comply with the record retention requirements in the second sentence of Section 7.5 of the Partnership Agreement.

         10.10 Italian Branch Tax Liability. Seller hereby assumes all liability and obligations with respect to, and agrees to indemnify and hold harmless the Partnership, Purchaser and their Affiliates for any Damages or Taxes arising out of, Seller's or its Affiliates' sale in 1988 of Dresser Europe Italian Branch's business to M-I B.V. Italian Branch and the subsequent sale by M-I B.V. Italian Branch of the Dresser Atlas business to Western Atlas International Italy, which transactions resulted in a fiscal assessment by Italian taxing authorities. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations under this Section 10.10 shall not be subject to Sections 11.4. 11.8 or 11.9 of this Agreement.

         10.11 Consents and Conditions; Assignment of Assets. To the extent the consents identified on Schedule 8.4 have not been obtained by Closing and Purchaser waives such consents as a condition to Closing, Seller shall obtain such consents and provide copies thereof to Purchaser as promptly as practicable following the Closing.

         10.12 The 75 Benefit. Seller hereby agrees that it shall not be entitled to any payments under the third paragraph of Section 3.3.4(a) of the Organization Agreement from the Partnership or any partner of the Partnership, to the extent such payments relate to or based on the period after the Closing. Purchaser hereby agrees that it shall cause the Partnership to terminate Seller's obligation to provide the 75 Benefit, as defined in Section 3.3.4(a) of the Organization Agreement, to the extent such benefit relates to or is based on the period after the Closing.

         10.13 Indonesian Tax Refund. To the extent the Partnership or any Affiliated Entity receives a refund of Indonesian taxes relating pre-Partnership years that is attributable to Seller's payment and subsequent protest of proposed Indonesian assessments, Seller shall be entitled to those refunds.

                                   ARTICLE XI
                      INDEMNIFICATION AND RELATED MATTERS

         11.1    Indemnification by Seller.  Subject to the provisions of this
Article XI and Article XII, Seller agrees to indemnify and hold Purchaser harmless from and against the Damages resulting from or arising out of:

                 (a) any violation or noncompliance by Seller or any of its Affiliates (other than the Partnership and the Affiliated Entities) of any Law or Order; and

                 (b) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant of Seller in this Agreement, including the Schedules and Exhibits hereto.

         11.2 Indemnification by Purchaser. Subject to the provisions of this Article XI, Purchaser agrees to indemnify and hold Seller harmless from and against the Damages resulting from or arising out of:

                 (a) any violation or noncompliance by Purchaser or any of its Affiliates of any Law or Order;

                 (b) any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant of Purchaser in this Agreement, including the Schedules and Exhibits hereto;

                 (c) the operation of the Business of the Partnership and the Affiliated Entities or ownership of the Partnership Interest and the Affiliated Interests after the Closing;

                 (d)      the Assumed Liabilities; and

                 (e) any Damages incurred by Seller in maintaining, paying or performing any liability or obligation after the Closing under any bond, guarantee or undertaking by Seller, as described in Section 1.3, to the extent such bond, guarantee or undertaking is not canceled as of the Closing.

         11.3 Determination of Damages and Related Matters. In calculating any amount payable to Purchaser pursuant to Section 11.1 or payable to Seller pursuant to Section 11.2, the Indemnitor shall receive credit for any insurance recoveries by the Indemnitee. Furthermore, Seller shall receive credit for Purchaser's proportionate share of Partnership or Affiliated Entity tax refunds that are not reflected on the Financial Statements and that are not the result of a timing item that will generate a future tax liability for the Partnership (or its partners) or any Affiliated Entity. The foregoing sentence shall not apply to tax refunds generated by carrying back post-Closing Date losses to pre-Closing Date taxable periods.

         11.4 Limitation on Indemnification Liabilities. The indemnifications in favor of Purchaser contained in Sections 11.1 and 12.1
(a)(ii): (a) shall not be effective until the aggregate dollar amount of all Damages indemnified against under such Sections, after giving effect to the limitations in Sections

11.10 and 12.9, exceeds $2,500,000 (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount and (b) shall terminate once the dollar amount of Damages indemnified against under such Section aggregates 50% of the Purchase Price; provided, however, that the limitation set forth in clause (b) above shall not apply to: (i) Damages arising as a result of the nonfulfillment of any covenant of Seller in this Agreement, including the Schedules and Exhibits hereto; (ii) claims for indemnification pursuant to Section 11.1(b) to the extent arising from misrepresentations or breaches of warranties under Sections 4.2 (excluding clause (ii) in the last sentence thereof), 4.3, 4.11, 4.13(a) (the third sentence), 4.13(b) (the second sentence); and (iii) claims for indemnification pursuant to Article XII.

         11.5 Survival of Representations and Warranties. The parties hereto agree that the representations and warranties made in this Agreement and any indemnification with respect thereto shall survive for two years after the Closing Date; provided, however, that (a) the representations and warranties of Seller set forth in Sections 4.2 (excluding clause (ii) in the last sentence thereof), 4.3, 4.11, 4.13(a) (the third sentence) and 4.13(b) (the second sentence) shall survive indefinitely; and (b) the representations and warranties set forth in Section 4.19 shall survive for the applicable limitations period with respect to Taxes.

         11.6 Notice of Indemnification. If any Legal Proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI or for breach of any of the representations and warranties set forth herein, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"), which notice must be received by the Indemnitor prior to the expiration of two years after the Closing Date (except for indemnification pertaining to covenants and agreements referred to in Section 11.5, as to which such two year limitation shall not be applicable). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability, if reasonably subject to calculation, asserted against the Indemnitor by reason of the claim.

         11.7 Indemnification Procedure for Third-Person Claims. Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a third Person, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such Legal Proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding. To the extent the Indemnitor elects not to defend such Legal Proceeding, and the Indemnitee defends against or otherwise deals with any such Legal Proceeding, the Indemnitee may retain counsel, at the expense of the Indemnitor, and control the defense of such Legal Proceeding. If the Indemnitee shall settle any such Legal Proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Article with respect to any Damage occasioned by such settlement; provided, however, that if Indemnitor fails to consent to any such settlement it shall thereafter assume the expenses of continuing to litigate, prosecute, defend or pursue such claim. The Indemnitor shall not settle any indemnifiable claim without the prior written consent of the Indemnitee unless such settlement involves only the payment of money and the claimant provides to the Indemnitee a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such claim.

         11.8    Exclusive Remedy.         The exclusive remedy available to a
party hereto in respect of the matters covered by Section 11.1 or Section 11.2 shall be to proceed in the manner and subject to the limitations contained in this Article XI.

         11.9 INDEMNIFICATION OF NEGLIGENCE OF INDEMNITEE. THE INDEMNIFICATION PROVIDED IN THIS ARTICLE XI SHALL BE APPLICABLE EXCEPT TO THE EXTENT (AND ONLY TO THE EXTENT) DAMAGES RESULT FROM NEGLIGENCE OF THE INDEMNITEE THAT IS ALLEGED AND PROVEN (A COMPARATIVE NEGLIGENCE STANDARD).

         11.10 Halliburton Obligations. Notwithstanding anything to the contrary contained herein, (a) to the extent there is a breach of a representation or warranty or breach or non-fulfillment of any covenant by Seller which gives rise to Damages which are indemnifiable and such Damages are sustained by the Partnership or both partners' interests in the Partnership, Seller's indemnification obligation to Purchaser hereunder shall be limited to 64% of the amount of such Damages, and (b) Seller shall not be obligated to indemnify Purchaser hereunder to the extent Halliburton or its Affiliates is obligated to indemnify, reimburse, contribute to or otherwise pay Purchaser for Damages for which Purchaser would otherwise be entitled to indemnification hereunder, regardless of whether Purchaser actually receives any contribution or indemnification from Halliburton.


                                  ARTICLE XII
                             ENVIRONMENTAL MATTERS

         12.1 Indemnification by Seller for Onsite Liabilities. Subject to the provisions of this Article XII, Seller agrees to indemnify and hold Purchaser harmless from and against all Environmental Damages:

                 (a)      Current Environmental Laws.

                          (i) resulting or arising from (1) Environmental Requirements arising under Current Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities related to the use or ownership of the facilities set forth on Schedule 12.1, to the extent such Environmental Damages are costs necessary, in the reasonable opinion of Purchaser, to comply with any Environmental Requirements to remediate a condition that could reasonably be expected to give rise to Environmental Damages and are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed on or prior to the Closing Date.

                          (ii) for a period of eight years after the Closing Date, in excess of the Threshold Amount resulting or arising from (1) Environmental Requirements arising under Current Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the real property of the Partnership, the Subsidiaries and the Affiliated Entities as of the Closing Date (the "Partnership Real Property") other than the facilities set forth on Schedule 12.1, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed on or prior to the Closing Date.

                 (b)      Future Environmental Laws.

                          (i) for a period of 15 years after the Closing Date, in excess of the Environmental Damage Threshold resulting or arising from (1) Environmental Requirements arising under Future Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the Partnership Real Property, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed on or prior to the Closing Date but after December 31, 1986.

                          (ii) in excess of the Environmental Damage Threshold resulting or arising from (1) Environmental Requirements arising under Future Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the Partnership Real Property, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed prior to January 1, 1987.

         12.2 Indemnification by Seller for Offsite Liabilities. Subject to the provisions of this Article XII, Seller agrees to indemnify and hold Purchaser harmless from and against all Environmental Damages of the Partnership in excess of the Environmental Damage Threshold resulting or arising from:

                 (a)      Current Environmental Laws.

                          (i) for a period of 15 years after the Closing Date, (1) Environmental Requirements arising under Current Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities related to the use or ownership of real property other than Partnership Real Property (the "Offsite Property"), to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed on or prior to the Closing Date but after December 31, 1986.

                 (ii) (1) Environmental Requirements arising under Current Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the Offsite Property, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed prior to the January 1, 1987.

                 (b)      Future Environmental Laws.

                 (i) for a period of 15 years after the Closing Date, (1) Environmental Requirements arising under Future Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the Offsite Property, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed prior to the Closing Date but after December 31, 1986.

                 (ii) (1) Environmental Requirements arising under Future Environmental Laws and (2) the operations of the Partnership, the Subsidiaries and the Affiliated Entities or use or ownership of the Offsite Property, to the extent such Environmental Damages are associated with any condition or occurrence, or based on any fact or circumstance that occurred or existed prior to January 1, 1987.

         12.3 Mining Reclamation Provisions. Notwithstanding Sections 12.1 or 12.2, if any mining reclamation is required by reason of any Environmental Requirement, then Purchaser will first undertake to use any Partnership, Subsidiary or Affiliated Entities reclamation reserve reflected in the Financial Statements to pay the cost of Environmental Damages associated with such mining reclamation. If no Partnership, Subsidiary and Affiliated Entities reclamation funds are available or the costs of reclamation exceed applicable reserves, then Seller will indemnify Purchaser for such additional Environmental Damage in accordance with Section 12.1 or 12.2 as appropriate and subject to Section 12.9.

         12.4 Determination of Damages and Related Matters. In calculating any amount payable to Purchaser pursuant to Sections 12.1 or 12.2, the Indemnitor shall receive credit for any insurance, indemnification or reimbursement obligation recoveries by the Indemnitee. Purchaser agrees to use its reasonable commercial best efforts to pursue its available insurance, indemnification or reimbursement rights to recover such amounts; provided, however, that in no event shall Purchaser be obligated to pay any consideration or institute any Legal Proceeding or release any right, benefit or claim therefor.

         12.5 Notice of Indemnification. If any Legal Proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by Purchaser from Seller under the provisions of this Article XII, Purchaser shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to Seller, which notice must be received by the Indemnitor prior to the expiration of (i) eight years in the case of
Section 12.1(a)(ii) and (ii) fifteen years in the case of Sections 12.1(b)(i), 12.2(a)(i) and 12.2(b)(i). Any notice of a claim by reason of any of the indemnities contained in this Article shall state specifically the indemnity with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against Seller by reason of the claim.

         12.6 Indemnification Procedure for Third-Party Claims. Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against Purchaser by a third Person the parties hereto shall comply with Section 11.7.

         12.7 Exclusive Remedy. The exclusive remedy available to a party hereto in respect of the matters covered by Section 12.1 or Section 12.2 shall be to proceed in the manner and subject to the limitations contained in this
Article XII.

         12.8    INDEMNIFICATION OF NEGLIGENCE OF PURCHASER.  THE
INDEMNIFICATION PROVIDED IN THIS ARTICLE XII SHALL BE APPLICABLE EXCEPT TO THE EXTENT (AND ONLY TO THE EXTENT) DAMAGES RESULT FROM NEGLIGENCE OF INDEMNITEE THAT IS ALLEGED AND PROVEN (A COMPARATIVE NEGLIGENCE STANDARD); PROVIDED, HOWEVER, THAT THE INDEMNIFICATION PROVIDED IN THIS

ARTICLE XII SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OF INDEMNITEE IS ALLEGED OR PROVEN AS TO INDEMNITEE'S FAILURE TO DISCOVER, OR AS TO INDEMNITEE'S SELECTION OF THE METHOD OF RESPONDING TO, MATTERS SUBJECT TO ENVIRONMENTAL REQUIREMENTS ARISING UNDER CURRENT ENVIRONMENTAL LAWS OR FUTURE ENVIRONMENTAL LAWS OR THE OPERATIONS OF THE PARTNERSHIP AND THE AFFILIATED ENTITIES OR USE OR OWNERSHIP OF THE OFFSITE PROPERTY OR PARTNERSHIP REAL PROPERTY GIVING RISE TO ENVIRONMENTAL DAMAGES.

         12.9 Halliburton Obligations. Notwithstanding anything to the contrary contained herein, (a) to the extent there is a breach of a representation or warranty or breach or non-fulfillment of any covenant by Seller which gives rise to Damages which are indemnifiable and such Damages are sustained by the Partnership or both partners' interests in the Partnership, Seller's indemnification obligation to Purchaser hereunder shall be limited to 64% of the amount of such Damages, and (b) Seller shall not be obligated to indemnify Purchaser hereunder to the extent Halliburton or its Affiliates is obligated to indemnify, reimburse, contribute to or otherwise pay Purchaser for Damages for which Purchaser would otherwise be entitled to indemnification hereunder, regardless of whether Purchaser actually receives any contribution or indemnification from Halliburton.


                                  ARTICLE XIII
                                  TERMINATION

         13.1    Termination.  This Agreement may be terminated:

                 (a)      by the written agreement of Purchaser and Seller;

                 (b) upon written notice, by either Purchaser or Seller if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby;

                 (c) upon written notice, by either Purchaser or Seller if the Closing shall not have occurred on or before March 31, 1994, provided the failure of the Closing to occur on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by such party or its Affiliates at or before the Closing;

                 (d) upon written notice, by Purchaser, if any of the conditions set forth in Article VIII shall have become incapable of fulfillment and shall not have been waived by Purchaser; and

                 (e) upon written notice, by Seller, if any of the conditions set forth in Article IX shall have become incapable of fulfillment and shall not have been waived by Seller.

         13.2 Liabilities After Termination. Upon any termination of this Agreement pursuant to Section 13.1, no party hereto shall thereafter have any further liability or obligation hereunder, but no such termination shall relieve either party hereto of any liability to the other party hereto for any breach of this Agreement prior to the date of such termination; provided, however, that any liabilities arising under Sections
10.2 and 14.5 shall survive termination of this Agreement.


                                  ARTICLE XIV
                                 MISCELLANEOUS

         14.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         "Affiliated Entities" has the meaning set forth in the recitals hereof.

         "Affiliated Interests" has the meaning set forth in the recitals hereof.

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 3.3.

         "Assumed Liabilities" means the liabilities and obligations of Seller assumed by Purchaser pursuant to Section 1.2.

         "Business" has the meaning set forth in the recitals hereof.

         "Closing" means the consummation of the transactions contemplated by this Agreement.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" has the meaning set forth in Section 6.2.

         "Consent Decree" means the Final Judgment of the United States District Court for the District of Columbia, dated December 23, 1993, in the form provided to Purchaser prior to the date hereof.

         "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

         "Controlled Subsidiaries" means the Subsidiaries that are controlled by the Partnership.

         "Current Environmental Laws" means any Environmental Requirement effective on or prior to the Closing Date.

         "Damages" means all costs, judgments, good faith settlements, claims (whether or not such claims are ultimately defeated), damages, losses, penalties, fines, liabilities (including strict liability), Liens, costs, and expenses, of whatever kind or nature, contingent or otherwise, attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder

         "Dresser Branch Assets" has the meaning set forth in Section 10.8(a).

         "Dresser Held Entities" has the meaning set forth in Section 10.8(a).

         "Dresser Named Entities" has the meaning set forth in Section 10.8(a).

         "Environmental Damages" means any Damages which are incurred at any time as a result of the presence before or as of the Closing Date of Hazardous Materials upon, about, or beneath the Partnership Real Property or the Offsite Property, or the existence of a violation of Environmental Requirements pertaining to such Hazardous Materials upon, about or beneath Partnership Real Property and Offsite Property and/or Partnership, the Subsidiaries and Affiliated Entities operations, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Property or the operations of the Partnership, the Subsidiaries and the Affiliated Entities.

         "Environmental Damages Threshold" means the aggregate of all Environmental Damages incurred by the Partnership, the Subsidiaries and the Affiliated Entities or Purchaser in respect of the Partnership, in each case in respect of the matters set forth in Sections 12.1(b) and 12.2; provided, however, such amount shall not exceed the following limits: (i) during the period from the Closing Date to the fifth anniversary of the Closing Date, $5,000,000; (ii) during the period from the Closing Date to the tenth anniversary of the Closing Date, $10,000,000; (iii) during the period from the Closing Date to the 15th anniversary of the Closing Date, $15,000,000; (iv) during the period from the Closing Date to the 20th anniversary of the Closing Date, $20,000,000; and (v) during the period from the Closing Date to any date after the twentieth anniversary of the Closing Date, $25,000,000.

         "Environmental Requirements" means, as to the Partnership, the Subsidiaries and the Affiliated Entities, all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, and similar items, of all Governmental Bodies and all applicable judicial, administrative, and regulatory Orders relating to the protection of human health, safety, or the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any corporation, trade or business under common control with the Partnership as determined under Sections 414(b), (c) or
(m) of the Code.

         "Financial Statements" has the meaning set forth in Section 4.5.

         "Future Environmental Laws" means any Environmental Requirement that becomes effective after the Closing Date.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied (except as otherwise noted).

         "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau or instrumentality thereof, or any court or arbitrator (public or private).

         "Greenway Sub-Lease" means the sub-lease, by and between Seller and the Partnership, of the office space the Partnership uses in connection with the Business at Three Greenway Plaza, Houston, Texas, for the remainder of Seller's present lease term of such space, at a market rate per square foot to be determined by an independent third party consultant, substantially in the form of Exhibit F.

         "Halliburton" has the meaning set forth in the recitals hereof.

         "Halliburton Consent" means a Consent to Assignment of Partnership Interest and Estoppel Certificate substantially in the form of Exhibit H.

         "Hazardous Materials" means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid or gaseous in nature, the presence of which requires or may require investigation or remediation under any Environmental Requirement, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.).

         "Indemnitee" has the meaning set forth in Section 11.6.

         "Indemnitor" has the meaning set forth in Section 11.6.

         "Interim Statements" has the meaning set forth in Section 4.5.

         "Law" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

         "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim, demand or governmental proceeding.

         "Liabilities" has the meaning set forth in Section 1.2.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar Contract, encumbrance or any other restriction or limitation whatsoever.

         "Material Adverse Effect" means any material adverse effect on, or any effect that results in a material adverse change in, the business, condition (financial or otherwise), results of operations or liabilities of the Partnership, the Subsidiaries and the Affiliated Entities, taken as a whole.

         "Offsite Property" has the meaning set forth in Section 12.2(a)(i).

         "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "Partnership" has the meaning set forth in the recitals hereof.

         "Partnership Agreement" has the meaning set forth in the recitals hereof.

         "Partnership Interest" has the meaning set forth in the recitals hereof.

         "Partnership Real Property" has the meaning set forth in Section 12.1(a)(ii).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" means any written approval, authorization, consent, franchise, license, permit or certificate by any Governmental Body.

         "Permitted Liens" means (a) Liens for current taxes and assessments not yet due and payable, including without limitation Liens for nondelinquent ad valorem taxes, and nondelinquent statutory Liens arising other than by reason of any default on the part of the Partnership; (b) such Liens on the assets of the Partnership that do not materially detract from the value thereof and do not unreasonably interfere with the present use of the property subject thereto; and (c) mechanics and materialmen's liens with respect to liabilities that are not in default.

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Body.

         "Plan" has the meaning set forth in Section 4.20(a).

         "Promissory Note" means Purchaser's promissory note in the principal amount of $80 million, which shall be due and payable six months after the Closing Date, bearing interest as determined in accordance with the Promissory Note, substantially in the form of Exhibit I.

         "Proprietary Rights" has the meaning set forth in Section 4.17.

         "Purchase Price" has the meaning set forth in Section 2.1.

         "Purchaser" has the meaning set forth in the recitals hereof.

         "Purchaser Documents" has the meaning set forth in Section 5.2.

         "Purchaser Representatives" has the meaning set forth in Section 6.2.

         "Report" has the meaning set forth in Section 6.6.

         "Resignations" means the resignation of each of Seller's representatives on the Management Committee of the Partnership and each of Seller's designees on the Boards of Directors of the Affiliated Entities, which shall be effective as of the Closing.

         "Seller" has the meaning set forth in the recitals hereof.

         "Seller Documents"  has the meaning set forth in Section 4.2.

         "Subsidiaries" has the meaning set forth Section 4.3(c).

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, estimated, sales, use, ad valorem, personal property, franchise, profits, license, withholding on amounts paid to or by the Partnership, any Affiliated Entity or any of their subsidiaries, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, capital stock, transfer, registration, value added, premium, property, environmental or windfall profit tax, custom, import, license, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any domestic or foreign governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (federal, state, and local, foreign or domestic), liability of the Partnership or any Affiliated Entity for the payment of any amounts for the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period during the pre-Closing period, and liability of the Partnership or any Affiliated Entity for the payment of any amounts of the type described in as a result of any express or implied obligation to indemnify any other person.

         "Taxing Authority" has the meaning set forth in the definition of "Tax".

         "Tax Return" means any return, declaration, report, claim for refund, estimated return or statement, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Title IV Plan" has the meaning set forth in Section 4.20(a).

         "Threshold Amount" has the meaning set forth in Section 11.4.

         "Trade Secrets" means documented proprietary or confidential information of the Partnership, the Subsidiaries and the Affiliated Entities, including but not limited to the following: trade secret information, ideas, concepts, software, designs, drawings, techniques, models, data, documentation, research, development, processes, procedures, business acquisition or disposition plans, "know how," marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, details of customer, distributor, agency or consultant contracts, financial information and any other information relating to the business, customers, trade, trade secrets or industrial practices of the Partnership, the Subsidiaries and the Affiliated Entities, of or to which Seller or any of its Affiliates has obtained knowledge through Seller's or its Affiliates' affiliation with the Partnership or any Controlled Subsidiary or Affiliated Entity; provided that, "Trade Secrets" shall not include information that was: (i) in the public domain, (ii) was rightfully communicated to Seller free of any obligation of confidence, or (iii) was developed by Seller or its Affiliates', employees or agents independently of and without reference to any Trade Secret of the Partnership or its Affiliates.

         "Transfer Taxes" means all sales, use, transfer, real property transfer, recording, documentary, value added, customs duties and similar taxes or charges that become due and payable prior to, on or after the Closing Date as the result of (a) the conveyance to Purchaser of the Partnership Interest or the Affiliated Interests by Seller, the Partnership or any of Seller's Affiliates or (b) the expiration of any time period on or prior to the Closing Date that results in customs duties or similar charges, or an increase in customs duties or similar charges, on or with respect to the Partnership Interest or the Affiliated Interests.

         "Transition Agreement" means the Transition Agreement substantially in the form ofExhibit I.

         "Transition Period" has the meaning set forth in Section 6.7(d).

         14.2 Entire Agreement. This Agreement (with its Schedules and Exhibits) and the Confidentiality Agreement contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein and therein and supersede any and all previous agreements and understandings between the parties hereto with respect to those matters.

         14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas.

         14.4 Transfer Taxes. Seller and Purchaser shall each pay one-half of the cost of: (a) all Transfer Taxes imposed with respect to instruments of conveyance in the transaction contemplated hereby and (b) all Transfer Taxes on the transfer of the Partnership Interest and the Affiliated Interests contemplated hereunder. Purchaser or Seller, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such Transfer Tax.

         14.5 Expenses. Each of the parties hereto shall bear its own expenses (including, without limitation, brokerage fees and fees and disbursements of its counsel, accountants, and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

         14.6 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         14.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or four days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

         If to Seller, to:        Dresser Industries, Inc.
                                  2001 Ross Avenue
                                  Dallas, Texas 75201
                                  Attention:  C. E. Ables, Vice President and
                                              General Counsel

                                  Telephone:       (214) 740-6723
                                  Facsimile:       (214) 740-6904
         with a copies to:        Weil, Gotshal & Manges
                                  767 Fifth Avenue
                                  New York, NY  10153
                                  Attention:       Dennis J. Block

                                  Telephone:       (212) 310-8574
                                  Facsimile:       (212) 310-8007

                                  and

                                  Thomas R. Hunter
                                  Counsel-Corporate Ventures
                                  2001 Ross Avenue
                                  Dallas, Texas 75201

                                  Telephone:       (214) 740-6914
                                  Facsimile:       (214) 740-6009

         If to Purchaser, to:     Smith International Acquisition Corp.
                                  16740 Hardy Street
                                  Houston, Texas  77032
                                  Attention:  Chief Counsel

                                  Telephone:  (713) 443-3370
                                  Facsimile:  (713) 233-5996

         with a copy to:          Gardere & Wynne, L.L.P.
                                  Texas Commerce Tower
                                  Houston, Texas  77002
                                  Attention:       Douglas Y. Bech

                                  Telephone:       (713) 547-3500
                                  Facsimile:       (713) 547-3535

         14.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

         14.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of each of the other parties hereto and any attempted assignment without such required consents shall be void.

         14.10 Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the parties hereto.

         14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.12 Investigation by Purchaser. Notwithstanding any investigation by Purchaser or any of its representatives, or any information obtained pursuant to this Agreement or any such investigation, including but not limited to any review of the Financial Statements, Purchaser shall be entitled to rely in full upon the accuracy of the representations and warranties of Seller contained in this Agreement or the Schedules hereto in any other agreement, instrument or certificate executed or to be executed in connection with this Agreement or the transactions contemplated hereby. Purchaser shall have no obligation to investigate any such matters and, if any such matters are investigated, shall have no obligation to Seller or the Company with respect to information hereby or thereby obtained other than the obligation to in good faith use its reasonable efforts to notify Seller of any inaccuracies it discovers in Seller's representations and warranties before the Closing.

         14.13 Reduction in Purchase Price Upon Payment of Indemnification Obligation. To the extent either Purchaser on the one hand, and Seller on the other shall pay any amounts to the other in accordance with Articles XI or XII, the Purchase Price shall be deemed to be adjusted by the amount of such payments. Except as may be otherwise required by Law, all Tax Returns and reports filed Seller and Purchaser shall be prepared consistent with the preceding sentence.


                         {NEXT PAGE IS SIGNATURE PAGE}

                 IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.



                                       DRESSER INDUSTRIES, INC.



                                       By:  /s/ CLINT ABLES
                                       Name:  Clint E. Ables
                                       Title:  Vice President - General Counsel

                                       SMITH INTERNATIONAL ACQUISITION CORP.



                                       By:  /s/ NEAL S. SUTTON
                                       Name:  Neal S. Sutton
                                       Title: Vice President - Administration,
                                              General Counsel and Secretary

                                    GUARANTY

         WHEREAS, Smith International Acquisition Corp. is the wholly-owned subsidiary of Smith International, Inc., a Delaware corporation ("Parent"); and

         WHEREAS, Parent is directly and indirectly benefitting from the consummation of the transactions contemplated in the Purchase and Sale Agreement, dated as of February 28, 1994, by and between Purchaser and Dresser Industries, Inc. ("Seller") and any amendments or supplements thereto (the "Purchase Agreement");

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent hereby unconditionally, absolutely and continuously guarantees Purchaser's, its successor's or assigns' payment and performance of its liabilities and obligations under the Promissory Note (as defined in the Purchase Agreement) and the Purchase Agreement and the transactions therein provided. Parent hereby waives any right to require Seller to (a) proceed against Purchaser, its successor or assigns, (b) have Parent joined with Purchaser, its successor or assigns in any suit or proceeding arising out of this guaranty, or (c) pursue any other remedy in Seller's power whatsoever.

         IN WITNESS WHEREOF, Parent has caused this guaranty to be duly executed as of February 28, 1994.


                                   SMITH INTERNATIONAL, INC.



                                   By:  /s/ NEAL S. SUTTON
                                   Name:  Neal S. Sutton
                                   Title:  Vice President - Administration,
                                           General Counsel and Secretary